EXHIBIT 10.1

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (“Amendment”) dated June 27, 2008 by and between CEDAR BROOK 5 CORPORATE CENTER, L.P. having an office at 1000 Eastpark Boulevard, Cranbury, N J  08512, (hereinafter called the “Landlord”); and XENOGEN BIOSCIENCES CORPORATION, having an office at 5 Cedar Brook Drive, Cranbury NJ 08512 (hereinafter called the “Tenant”).

W I T N E S S E T H :-

WHEREAS,  The Landlord entered into a Lease dated August 31, 1998  with Chrysalis DNX Transgenic Science Corp. (“First Lease”), for 41,200 square feet of space representing a portion of the Building located at 5 Cedar Brook Drive, Cranbury, NJ 08512; and

WHEREAS, Chrysalis DNX Transgenic Science Corp. was subsequently purchased by Xenogen Corporation, and following such purchase Chrysalis DNX Transgenic Science Corp. changed its name to Xenogen Biosciences Corporation and operated as a wholly owned subsidiary of Xenogen Corporation; and

WHEREAS, Xenogen Corporation then entered into a second Lease (“Second Lease”) with Landlord dated December 29, 2004 for 16,563 square feet of space in the same Building; and

WHEREAS, in August, 2006 Caliper Life Sciences, Inc. purchased Xenogen Corporation, and following such purchase Xenogen Corporation has continued to operate as a wholly owned subsidiary of Caliper Life Sciences, Inc.; and

WHEREAS, the initial term of the each lease expires on September 30, 2009; and

WHEREAS, the parties now wish to extend the lease term, amend certain portions of the Second Lease and add additional provisions to the Second Lease.

NOW, THEREFORE, the parties hereto covenant and agree as follows:

1.             The First Lease and the Second Lease shall remain in effect until their expiration dates of September 30, 2009 except that the annual Base Rent under the First Lease and the Second Lease shall be changed to $30.05 per square foot for the remaining term thereunder.  Thereafter the two leases shall be combined into one new Lease for a total of 57,763 rentable square feet of leased space, Tenant shall be the tenant under such combined Lease, and the terms and conditions of the Second Lease shall govern the rights and responsibilities of the parties thereafter, except as modified by this Amendment.  All defined terms shall have the same meaning as set forth in the Second Lease.  All references in the Second Lease to Finished Space and Reserved Space shall be deleted.

2.             Paragraph 2, TERM OF LEASE, shall be replaced by the following:

a.             The initial term of this Lease shall be 5 years (“Initial Term”), to commence on October 1, 2009  and to end on the last day of the month in which occurs the 5th anniversary of the Commencement Date.  In the event Landlord provides at Tenant’s request any Additional Funding for any further Tenant Improvements, in addition to the Allowance set forth below, the Initial Term of the Lease shall be increased to 7.5 years from the later of the date of Substantial Completion of such Tenant Improvements or October 1, 2009.  In the event Substantial Completion occurs before October 1, 2009, the rent set forth in the First and Second Leases shall remain in effect until October 1, 2009, and the Tenant shall also pay to Landlord, from the date of Substantial Completion, the additional rent for the amortized portion of the Additional Funding provided by Landlord, as set forth in paragraph 3. b. v. below.

b.             The Tenant shall have the option, upon written notice to the Landlord, to extend the Initial Term to 10 years.  In such event, the Base Rent shall increase after the 5th year of the Lease term, as set forth in paragraph 4 below.

3.             Paragraph 3, CONSTRUCTION OF TENANT IMPROVEMENTS, shall be amended as follows:

a.             Any Tenant Improvements that Tenant wishes to perform at the Leased Premises may be constructed by Tenant using a contractor selected by Tenant and reasonably approved by Landlord.  Landlord shall provide no allowance for such construction.  Tenant agrees to pay a fee of 3% of the total cost of the work to be performed, including all construction and materials, equipment attached to the Building, and professional fees incurred by Tenant, but excepting therefrom any of Tenant’s personal property.  The 3% fee shall be paid to Landlord proportionately with each payment that Tenant makes toward the total cost of the work to be performed.

b.             Tenant shall also have the option of having the construction of the Tenant Improvements performed by Landlord.  In such event, the provisions of paragraph 3 of the Second Lease shall apply, with the following changes:

i.              In 3.1 delete the reference to 9,890 square feet.

ii.             In 3.2 (a) the Tenant shall use the architect of its choice The last sentence of the paragraph shall be deleted.

iii.            Paragraph 3.2 (c) is deleted.

iv.            Paragraph 3.3 (a) is deleted.

v.             In paragraph 3.4 (a) the Allowance for construction costs shall be $275,800.00.  In addition, Tenant shall have the option to request that Landlord fund up to an additional 25% to 33% of the construction costs (“Additional Funding”), such allowable percentage amount to be determined by Landlord’s lender.  The Additional Funding will be amortized over the term of the Lease by increasing the annual Base Rent by $7.50 per rentable square foot of the Leased Premises for every additional $40.00 per rentable square foot of construction costs, or part thereof.  Any cost in excess of the Allowance or the Additional Funding shall be considered Tenant’s Cost Share and shall be paid as set forth in paragraph 3.4 (a).

vi.            The reference in paragraph 3.6 to a four month period to complete construction, and the date of April 1, 2005, shall be deleted.

4.             Paragraph 4.1, RENT, shall be deleted and replaced with the following:

a.             The annual Base Rent as of October 1, 2009, for the Leased Premises in its “AS IS” condition, shall be $30.05 per square foot, for an aggregate annual Base Rent of $1,735,778.15, payable monthly in the amount of $144,648.18.

b.             In the event Landlord provides at Tenant’s request any Additional Funding for any further Tenant Improvements in addition to the Allowance, the Base Rent shall be increased in accordance with the formula set forth in paragraph 3. b. v. above.  In addition, the

Initial Term will be extended to 7.5 years from Substantial Completion of the Tenant Improvements, or October 1, 2009, whichever occurs later.  During the Initial Term the Base Rent in year 6 shall increase by 15% over the rent paid in the 5th year, but such increase shall only apply to the initial Base Rent of $30.05 per square foot and not to any additional amount that may be added to the Base Rent in order to amortize any construction costs funded by Landlord pursuant to paragraph 3. b. v. hereof.

c.             In the event Tenant exercises its option to increase the Lease term to 10 years, the Base Rent in year 6 shall increase by 15% over the rent paid in the 5th year, but such increase shall only apply to the initial Base Rent of $30.05 per square foot and not to any additional amount that may be added to the Base Rent in order to amortize any construction costs funded by Landlord pursuant to paragraph 3. b. v. hereof.  Such increase shall be in lieu of and not in addition to the 15% increase set forth in paragraph 4. b. above.

5.             Paragraph 6 shall be amended by adding the following to the end:

Tenant shall have access to the Building and its respective parking lots 7 days per week and 24 hours per day.

6.             Paragraph 8.4 shall be deleted and replaced with the following:

The Tenant covenants and agrees that it will, at its sole cost and expense, carry liability insurance covering the Leased Premises in the minimum amount of $2,000,000.00 per accident for 1 person, $5,000,000.00 per accident for 2 or more persons, and a minimum amount of $500,000.00 for property damage, with a deductible of no more than $20,000.00.    The foregoing limits may be carried in a combination of primary coverage and umbrella or excess coverage.  The Tenant shall add the Landlord as an additional insured on such policy and will furnish Landlord with a certificate of said liability insurance prior to the Commencement Date and annually thereafter.  The certificate shall contain a clause that the policy will not be canceled except on 10 days written notice to the Landlord.

7.             Paragraph 10, ASSIGNMENT AND SUBLETTING, shall be modified to provide that Landlord’s reasonable consent shall be limited to determining the compatibility of the subtenant to the Building.

8.             Paragraph 11, FIRE AND CASUALTY, shall be modified such that the the reference to “Landlord” in the first sentence shall be changed to “either party” and the reference to “Tenant” in the first sentence shall be changed to “other”.

9.             Paragraph 27, SURRENDER OF PREMISES, shall be modified to remove the reference to double rent and replace it with 150% of the Rent.  In addition, Tenant shall not be responsible for indemnifying Landlord against any loss or liability resulting from delay by Tenant in surrendering the Leased Premises for the first 60 days of the holdover period.

10.           Paragraph 37, BROKERAGE, shall be modified to remove the reference to CB Richard Ellis, Inc. and replace it with Lincoln Property Company.

11.           Paragraph 42, OPTION TO RENEW, shall be modified to provide that the Base Rent for each renewal term shall increase 15% over the Base Rent for the last month of the prior term, but the 15% increase shall not apply to any additional amount added to the Base Rent in order to amortize any construction costs funded by Landlord pursuant to paragraph 3 (b) iii. hereof.  In addition, Paragraph 42.2 is deleted.  Notwithstanding the foregoing, if as a result of an extension of the Initial Term pursuant to paragraph 2.a above, the increase pursuant to this paragraph shall result in more than one 15% increase in any five-year period, then the effective date of the increase under this paragraph shall be delayed until the sixth year following the prior 15% increase.

12.           A new paragraph 45 shall be added to the Lease as follows:

45.  RIGHT OF FIRST OFFER

During the term of this Lease Agreement, Tenant shall have a continuing right of first offer to lease additional space in the Building, which space is contiguous to the Leased Premises and is, as of the date of this Amendment, currently leased to other tenants (“Designated Space”).  Landlord shall first offer to Tenant any Designated Space that becomes vacant or that Landlord knows will become vacant as of a certain date.  Tenant shall then have 10 business days after receipt of Landlord’s offer to notify Landlord whether it is interested in leasing the Designated Space.  If Tenant does not respond during said 10 business day period, then Landlord shall be free to market the Designated Space to other tenants.  If Tenant notifies Landlord, in writing, that it desires to lease said Designated Space then the parties agree to negotiate in good faith to reach an agreement on the terms of a lease.  In the event the parties have not entered into a lease after a 30 day period, Landlord shall be free to market the Designated Space to other tenants.

13.           Tenant shall not be required to make any further security deposit.

14.           Tenant represents that its current North American Industry Classification System (“NAICS”) number is 541711.

15.           Except as set forth above, all other terms and conditions of the Lease shall remain in full force and effect, unimpaired and unmodified.

16.           This Amendment shall be binding upon the parties hereto, their heirs, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands or caused these presents to be executed by their proper corporate officers the day and year first above written.

CEDAR BROOK 5 CORPORATE CENTER, L.P.
By Cedar Brook 5, Inc., its General Partner

/s/ Joseph Stern
A. Joseph Stern, President

XENOGEN BIOSCIENCES CORPORATION

/s/ Peter McAree
Peter McAree, Chief Financial Officer